UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 08, 2022

Thorne HealthTech, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40826	27-2877253
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

152 W. 57th Street
New York, New York		10019
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (929) 251-6321

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	THRN	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 8, 2022, Thorne HealthTech, Inc. (Thorne or the Company), entered into a Loan Agreement with Bank of America, N.A. (BofA or the Lender), with an effective date of March 31, 2022. All capitalized terms not defined herein shall have the meaning assigned to them in the Loan Agreement, which is attached hereto as Exhibit 10.1. Under the terms of the Loan Agreement, the Lender will provide a revolving line of credit to the Company in the amount of $15.0 million (the Line of Credit). Under the Loan Agreement, the Company may repay principal amounts and reborrow them as necessary, up through March 31, 2027 (the Expiration Date). Outstanding borrowings under the Loan Agreement will be subject to interest at a rate equal to the Bloomberg Short-Term Bank Yield Index rate (BSBY), plus 1.50 percentage points, adjusted on the first day of each month (the Adjustment Date). Interest is calculated on the basis of a 360-day year and the actual number of days elapsed. The Company will pay interest on any outstanding borrowings beginning April 31, 2022, and then on the same day of each month thereafter, until all principal outstanding is repaid under the Loan Agreement. Should the first day of a calendar month fall on a day that is not a banking day, then the Adjustment Date shall be the first banking day immediately following thereafter. The Line of Credit is subject to an Unused Commitment Fee equal to 0.2% per year. The Unused Commitment Fee is due on May 1, 2022, and on the same day each following quarter until the expiration of the Loan Agreement.

As a sub-facility under the Line of Credit, the Lender will provide up to $6.0 million in commercial and standby letters of credit (the Letters of Credit). Any outstanding and undrawn Letters of Credit shall be reserved under the Line of Credit and such amount shall not be available for borrowings. Letters of Credit issued under the Loan Agreement are subject to BofA’s customary issuance, presentation, amendment and other processing fees, and other standard costs and charges.

All borrowings under the Loan Agreement are guaranteed by Thorne Research, Inc., a subsidiary of Thorne, and secured by substantially all personal property of the company, including depository accounts, receivables, inventory, equipment, general intangibles, and other unencumbered assets, as set forth in the related Security Agreement, and the Continuing and Unconditional Guaranty, which are attached hereto as Exhibits 10.2 and 10.3, respectively.

Upon the occurrence of any default, all outstanding and unpaid amounts, including unpaid interest, fees, or costs will bear interest at a rate equal the then effective interest rate, plus 6.0 percentage points.

The Loan Agreement is subject to customary covenants, including the following financial covenants:

i.
Consolidated Total Leverage to EBITDA Ratio: maintain a consolidated Funded Debt to EBITDA not exceeding 2.5:1.0. Funded Debt is defined as all outstanding liabilities for borrowed money (including any outstanding Letters of Credit) and other interest-bearing liabilities, including current and long-term debt, less the non-current portion of Subordinated Liabilities. Funded Debt shall not include operating lease liabilities.

ii.
Consolidated Fixed Charge Coverage Ratio: maintain a consolidated Fixed Charge Coverage Ratio of at least 1.25:1.0. Consolidated Fixed Charge Coverage Ratio is defined as the ratio of (a) consolidated EBITDA, less the amount of unfinanced capital expenditures, plus rental expense for such period, to (b) the sum of Federal/state/local taxes, interest expense, lease expense, rent expense, the current portion of long term debt, the current portion of finance lease obligations, and any Restricted Payments incurred or made during the period.

The Company incurred and paid an origination loan fee at the closing on April 8, 2022, of $15,000.

The foregoing description of the Loan Agreement, Security Agreement, and the Continuing and Unconditional Guarantee, does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, Security Agreement, and the Continuing and Unconditional Guarantee, filed herewith as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The descriptions of the Loan Agreement, Security Agreement, and the Continuing and Unconditional Guarantee, set forth in Item 1.01, are incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Loan Agreement, dated March 31, 2022, between Thorne HealthTech, Inc., as borrower, and Bank of America N.A., as lender.
10.2	Security Agreement, dated March 31, 2022, between Thorne HealthTech, Inc. and Thorne Research, Inc., as pledgor, and Bank of America, N.A.
10.3	Continuing and Unconditional Guaranty, dated March 31, 2022, by Thorne Research, Inc., as guarantor.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THORNE HEALTHTECH, INC.

Date:	April 12, 2022	By:	/s/ Bryan K. Conley
Bryan K. Conley, Chief Financial Officer